UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

(Name of Registrant as Specified in its Charter)

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Proxy Statement and

Notice of Annual Meeting of Stockholders

To Be Held July 21, 2016

Dear Stockholder:

On Thursday, July 21, 2016, we will hold our 2016 annual meeting of stockholders at 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103. The meeting will begin at 10:00 a.m. eastern daylight time. Directions to the meeting can be obtained by calling 1-866-469-0129.

We are holding this meeting to:

1.	Elect five directors to hold office for one-year terms expiring in 2017.

The Board of Directors recommends a vote FOR each nominee.

2.	Attend to such other business as may properly come before the meeting and any adjournment or postponement thereof.

The board of directors has selected April 22, 2016 as the record date for determining stockholders entitled to vote at the meeting.

The proxy statement, proxy card and our 2015 annual report to stockholders (all included herewith) are being mailed to you on or about April 29, 2016.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card.

Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 21, 2016:

Our proxy statement, form of proxy card and 2015 annual report to stockholders are also available at www.ResourceREIT.com/investor-relations.php.

By Order of the Board of Directors

/s/ Jonathan Z. Cohen

Jonathan Z. Cohen

Chairman

Philadelphia, Pennsylvania

April 29, 2016

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2016 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing Alan F. Feldman and Shelle Weisbaum, each of whom are our officers, as your proxies, and you are giving them permission to vote your shares of common stock at the annual meeting. The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. If you submit your proxy without instructions, the appointed proxies will vote FOR all of the director nominees. With respect to any other proposals to be voted upon, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. If you do not submit your proxy, they will not vote your shares of common stock. This is why it is important for you to return the proxy card to us (or submit your proxy via the Internet or by telephone) as soon as possible whether or not you plan on attending the meeting.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Thursday, July 21, 2016, at 10:00 a.m. eastern daylight time at 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103.

Q:	Who is entitled to vote?

A:	Anyone who is a stockholder of record at the close of business on April 22, 2016, the record date, or holds a valid proxy for the annual meeting, is entitled to vote at the annual meeting. Note that our advisor, Resource Real Estate Opportunity Advisor, LLC, which owned 291,806 shares of our common stock as of the record date, and certain of our officers and directors who also owned shares of our common stock as of the record date have agreed to abstain from voting any shares they own in any vote regarding: (i) the removal of our advisor, a director or any of their affiliates or (ii) any transaction between us and our advisor, a director or any of their affiliates.

Q:	How many shares of common stock are outstanding?

A:	As of April 22, 2016, there were 71,904,441 shares of our common stock outstanding and entitled to vote.

Q:	What constitutes a quorum?

A:	A quorum consists of the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit your proxy, even if you abstain from voting, then you will at least be considered part of the quorum.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of common stock you held as of the record date.

Q:	What may I vote on?

A:	You may vote on the election of nominees to serve on the board of directors and on any other proposal properly brought before the annual meeting.

Q:	How does the Board of Directors recommend I vote on the proposal?

A:	The board of directors recommends a vote FOR each of the nominees for election as a director who are named in this proxy statement.

Q:	How can I vote?

A:	Stockholders can vote in person at the meeting or by proxy. Stockholders have the following three options for submitting their votes by proxy:

•	via the Internet at www.2voteproxy.com/rreo;

•	by telephone, by calling 1-800-830-3542; or

•	by mail, by completing, signing, dating and returning the enclosed proxy card.

For those stockholders with Internet access, we encourage you to vote by proxy via the Internet, since it is quick, convenient and provides a cost savings to us. When you vote by proxy via the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see the enclosed proxy card.

If you elect to attend the meeting, you can submit your vote in person, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded.

Q:	What if I submit my proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1)	notifying Shelle Weisbaum, our Secretary;

(2)	attending the meeting and voting in person;

(3)	recasting your proxy vote via the Internet or by telephone ; or

(4)	returning another proxy card dated after your first proxy card, if we receive it before the annual meeting date.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting.

Q:	Will my vote make a difference?

A:	Yes. Your vote could affect the composition of our board of directors. Moreover, your vote is needed to ensure that the proposal can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	What are the voting requirements to elect the Board of Directors?

A:	With regard to the election of directors, you may vote “FOR ALL” of the nominees, you may withhold your vote for all of the nominees by voting “WITHHOLD ALL,” or you may vote for all of the nominees except for certain nominees by voting “FOR ALL EXCEPT” and listing the corresponding number of the nominee(s) for whom you want your vote withheld in the space provided on the proxy card. Under our charter a majority of the shares present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that, of the shares present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes and broker non-votes (discussed below) will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for re-election, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified. If you submit a proxy card with no further instructions, your shares will be voted in accordance with the recommendation of the board of directors.

Q:	What is a “broker non-vote”?

A:	A “broker non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a non-routine proposal because the broker does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. Brokers may not exercise discretionary voting in uncontested director elections at stockholder meetings and are prohibited from giving a proxy to vote with respect to an election of directors without receiving voting instructions from a beneficial owner. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors at the annual meeting.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors, if any other business is properly presented at the annual meeting, your submitted proxy gives authority to Alan F. Feldman, our Chief Executive Officer and Shelle Weisbaum, our Chief Legal Officer, Senior Vice President and Secretary, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the stockholder proposals for the next annual meeting of stockholders due?

A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at our annual meeting of stockholders in 2017 may do so by following the procedures prescribed in Section 2.12 of our bylaws and in the SEC’s Rule 14a-8. To be eligible for presentation to and action by the stockholders at the 2017 annual meeting, director nominations and other stockholder proposals must be received by Shelle Weisbaum, our Secretary, no later than January 29, 2017. To also be eligible for inclusion in our proxy statement for the 2017 annual meeting, director nominations and other stockholder proposals must be received by Ms. Weisbaum by December 30, 2016.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay all of the costs of soliciting these proxies. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:	No. In addition to mailing proxy solicitation material, our directors and employees of our advisor or its affiliates, as well as third-party proxy service companies we retain, may also solicit proxies in person, via the Internet, by telephone or by any other electronic means of communication we deem appropriate. We currently have no arrangements with paid solicitors.

Q:	Where can I find more information?

A:	We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC on the web site maintained by the SEC at http://www.sec.gov. Our SEC filings are also available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

We operate under the direction of our board of directors. The board of directors oversees our operations and makes all major decisions concerning our business. During 2015, our board of directors held ten meetings. For biographical information regarding our directors, see “ – Executive Officers and Directors.”

Our board of directors has established two committees: the audit committee and the conflicts committee. Information regarding each of these committees is set forth below.

Board Leadership Structure

Since our inception, we have operated under a board leadership structure with separate roles for our Chairman of the Board and our Chief Executive Officer. Jonathan Z. Cohen, as our Chairman of the Board, is responsible for presiding over the meetings of the board of directors and the annual meetings of stockholders, and Alan F. Feldman, as our Chief Executive Officer, is responsible for the general management of our business, financial affairs and our day-to-day operations. We believe it is beneficial to have a Chairman whose focus is to lead the board of directors and facilitate communication among directors and management. Accordingly, we believe this structure is the best governance model for us and our stockholders. We do not currently have a policy requiring the appointment of a lead independent director as all of our independent directors are actively involved in board meetings.

The Role of the Board of Directors in our Risk Oversight Process

Our executive officers and our advisor are responsible for the day-to-day management of risks faced by the company, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. No less than quarterly, our entire board of directors reviews information regarding the company’s liquidity, credit, operations, and regulatory compliance, as well as the risks associated with each. The audit committee oversees risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The conflicts committee manages risks associated with the independence of the board of directors and potential conflicts of interest involving our advisor and its affiliates. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks as well as through regular reports directly from the executive officers responsible for oversight of particular risks within the company.

Director Independence

Although our shares are not listed for trading on any national securities exchange, a majority of the directors, and all of the members of the audit committee and the conflicts committee are “independent” as defined by the New York Stock Exchange (“NYSE”). The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The board of directors has determined that Andrew Ceitlin, Gary Lichtenstein, and Lee F. Shlifer each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a director. None of these directors has ever served as (or is related to) an employee of ours or any of our predecessors or acquired companies or received or earned any compensation from us or any such other entities except for compensation directly related to service as a director of us. Therefore, we believe that all of these directors are independent directors.

The Audit Committee

General

The audit committee assists the board of directors in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our internal and independent auditors.

The audit committee is also responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, and considering and approving the audit and non-audit services and fees provided by the independent public accountants. The audit committee fulfills these responsibilities primarily by carrying out the activities enumerated in the audit committee charter adopted by our board of directors in 2010. The audit committee charter is available on our web site at www.ResourceREIT.com.

The members of the audit committee are Gary Lichtenstein (Chairman), Andrew Ceitlin, and Lee Shlifer. Each of the members of the audit committee is “independent” as defined by the New York Stock Exchange (“NYSE”). The board of directors has determined that Mr. Lichtenstein qualifies as the audit committee “financial expert” within the meaning of SEC rules. During 2015, the audit committee held six meetings.

Independent Registered Public Accounting Firm

During the year ended December 31, 2015, Grant Thornton LLP served as our independent registered public accounting firm and provided certain tax and other services. Grant Thornton has served as our independent registered public accounting firm since our formation. We expect that Grant Thornton representatives will be present at the annual meeting of stockholders and they will have the opportunity to make a statement if they desire to do so. In addition, we expect that the Grant Thornton representatives will be available to respond to appropriate questions posed by stockholders. The audit committee anticipates that it will engage Grant Thornton as our independent auditors to audit our financial statements for the year ending December 31, 2016, subject to agreeing on fee estimates for the audit work. The audit committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests. Any such decision would be disclosed to the stockholders in accordance with applicable securities laws.

Pre-Approval Policies

In order to ensure that the provision of such services does not impair the auditors’ independence, the audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services. In determining whether to pre-approve services, the audit committee will consider whether the service is a permissible service under the rules and regulations promulgated by the SEC. The audit committee, may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.

All services rendered by Grant Thornton for the year ended December 31, 2015 were pre-approved in accordance with the policies and procedures described above.

Principal Independent Registered Public Accounting Firm Fees

The audit committee reviewed the audit and non-audit services performed by Grant Thornton, as well as the fees charged by Grant Thornton for such services. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by Grant Thornton for the years ended December 31, 2015 and 2014, are set forth in the table below.

	December 31,
	2015	2014
Audit fees	$610,036	$693,734
Audit-related fees	—	—
Tax fees	119,265	—
All other fees	—	—

Total	$729,301	$693,734

For purposes of the preceding table, Grant Thornton’s professional fees are classified as follows:

•	Audit fees – These are fees for professional services performed for the audit of our annual financial statements and other procedures performed by Grant Thornton in order for them to be able to form an opinion on our consolidated financial statements, as well as the required review of quarterly financial statements.

•	Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

•	Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

•	All other fees – These fees cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

Report of the Audit Committee

The function of the audit committee is oversight of the financial reporting process on behalf of the board of directors. Management has responsibility for the financial reporting process, including the system of internal control over financial reporting, and for the preparation, presentation and integrity of our financial statements. In addition, the independent auditors devote more time and have access to more information than does the audit committee. Membership on the audit committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. Accordingly, in fulfilling their responsibilities, it is recognized that members of the audit committee are not, and do not represent themselves to be, performing the functions of auditors or accountants.

In this context, the audit committee reviewed and discussed the 2015 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee discussed with Grant Thornton, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 16. The audit committee received from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the audit committee concerning independence, and discussed with Grant Thornton their independence from us. In addition, the audit committee considered whether Grant Thornton’s provision of non-audit services is compatible with Grant Thornton’s independence.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

April 18, 2016	The Audit Committee of the Board of Directors:
Gary Lichtenstein (Chairman), Andrew Ceitlin, and Lee F. Shlifer

The Conflicts Committee

General

The members of our conflicts committee are Lee F. Shlifer (Chairman), Andrew Ceitlin, and Gary Lichtenstein, all of whom are independent directors. Our charter empowers the conflicts committee to act on any matter delegated to a committee under Maryland law. If a matter cannot be delegated to a committee under Maryland law but the conflicts committee has determined that the matter at issue is such that the exercise of independent judgment by directors who are affiliates of our advisor could reasonably be compromised, both the board of directors and the conflicts committee must approve the matter. Among the duties of the conflicts committee are the following:

•	reviewing and reporting on our policies (see “ – Report of the Conflicts Committee – Review of Our Policies” below);

•	approving transactions with affiliates and reporting on their fairness to us (see “ – Report of the Conflicts Committee – Certain Transactions with Related Persons” below);

•	supervising and evaluating the performance and compensation of our advisor;

•	reviewing our expenses and determining that they are reasonable and within the limits prescribed by our charter;

•	approving borrowings in excess of limits set forth in our charter; and

•	discharging the board of directors’ responsibilities relating to compensation.

The primary responsibilities of the conflicts committee are enumerated in our charter. The conflicts committee does not have a separate committee charter. The conflicts committee held 8 meetings during 2015.

Oversight of Executive Compensation

As noted above, our conflicts committee discharges the board of directors’ responsibilities relating to the compensation of our executives. However, we currently do not have any paid employees and our executive officers do not receive any compensation directly from us. Our executive officers are officers and/or employees of, or hold an indirect ownership interest in, our advisor and/or its affiliates, and our executive officers are compensated by these entities. See “– Report of the Conflicts Committee – Certain Transactions with Related Persons” for a discussion of the fees paid to our advisor and its affiliates.

Report of the Conflicts Committee

Review of Our Policies

The conflicts committee has reviewed our policies and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for that determination.

Offering Policy. We ceased offering shares of common stock in our primary offering of 75,000,000 shares on December 13, 2013 because we believe we have raised sufficient funds to acquire a diversified portfolio of U.S. commercial real estate and real estate-related debt to meet our stated investment objectives and terminating the primary offering was in the best interest of our stockholders. We continue to offer shares of common stock under our distribution reinvestment plan and may do so until we have sold all 7,500,000 shares available for sale. We expect to use substantially all of the net proceeds from the sale of shares under our distribution reinvestment plan for general corporate purposes, including, but not limited to, the repurchase of shares under our share redemption program; capital expenditures, tenant improvement costs and leasing costs related to our investments in real estate properties; reserves required by any financings of our investments; future funding obligations under any real estate loans receivable we acquire; the acquisition of assets, which would include payment of acquisition fees to our advisor; and the repayment of debt. For the year ended December 31, 2015, we did not incur any costs in connection with our ongoing distribution reinvestment plan.

Acquisition and Investment Policies. Our targeted portfolio consists of commercial real estate assets, principally (i) multifamily rental properties purchased as non-performing or distressed loans or as real estate owned by financial institutions and (ii) multifamily rental properties to which we can add value with a capital infusion (referred to as “value add properties”). However, we are not limited in the types of real estate and real estate-related assets in which we may invest or whether we may invest in equity or debt secured by real estate and, accordingly, we may invest in other real estate assets or debt secured by real estate assets. As of December 31, 2015, we held approximately 44% of our total assets in category (i) and 56% of our total assets in category (ii). We may make adjustments to our portfolio based on real estate market conditions and investment opportunities. We will not forego a potential investment because it does not precisely fit our expected portfolio composition. We continually monitor the portfolio of optimized, renovated properties seeking sales opportunities that will maximize our return. Affiliates of our advisor have extensive expertise with these types of real estate investments.

Borrowing Policy. We intend to make equity investments with cash but intend to leverage strategically to enhance our returns. Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our total liabilities exceed 75% of the aggregate value of our assets unless a majority of our conflicts committee members find substantial justification for borrowing a greater amount. Examples of such a substantial justification include obtaining funds for the following: (i) to repay existing obligations, (ii) to pay sufficient distributions to maintain REIT status, or (iii) to buy an asset where an exceptional acquisition opportunity presents itself and the terms of the debt agreement and the nature of the asset are such that the debt does not increase the risk that we would become unable to meet our financial obligations as they became due. Based on current lending market conditions, we expect that the debt financing we incur, on a total portfolio basis, will not exceed 50% to 55% of the cost of our real estate investments (before deducting depreciation or other non-cash reserves) plus the value of our other assets. We may also increase the amount of debt financing we use with respect to an investment over the amount originally incurred if the value of the investment increases subsequent to our acquisition and if credit market conditions permit us to do so. As of December 31, 2015, we had approximately $620.0 million in outstanding debt. We believe the current borrowing policies are in the best interests of our stockholders because they provide us with an appropriate level of flexibility to purchase assets promptly and begin generating returns quickly, while limiting risk to stockholder capital associated with excessive leverage.

Disposition Policy. We are not required to hold a real estate investment for any particular minimum term before it is sold, refinanced or otherwise disposed of. After we have paid down any acquisition financing on a property, if and when the property has increased in value, we may refinance the property and distribute the proceeds, after fees, expenses and payment of other obligations and reserves, to our stockholders. The determination as to whether and when a particular real estate investment should be sold, refinanced or otherwise disposed of, will be made by our advisor after a consideration of relevant factors, including:

•	performance of the real estate investment;

•	market conditions;

•	the structure of the current financing and currently available refinancing;

•	achieving our principal investment objectives;

•	the potential for future capital appreciation;

•	cash flow; and

•	federal income tax considerations.

In addition, with respect to refinancing properties, our advisor will consider the amount of our initial cash investment and whether the property is subject to financing that comes due in a relatively short term. Our disposition policy provides us with the flexibility to time and structure property sales in a manner that optimizes our investment return. For this reason, we believe the current disposition policy is in the best interests of our stockholders.

Policy Regarding Working Capital Reserves. We establish an annual budget for capital requirements and working capital reserves each year that we update periodically during the year. We may set aside any remaining uninvested proceeds from our primary public offering for working capital purposes. We do not expect to use more than 1.0% of the from our primary initial public offering for working capital reserves. We may use debt proceeds, our cash flow from operations and proceeds from our distribution reinvestment plan to meet our needs for working capital and to build a moderate level of cash reserves.

Policy Regarding Operating Expenses. We have the responsibility of limiting total operating expenses to no more than the greater of 2% of our average invested assets or 25% of our net income, as these terms are defined by our charter, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. For the four consecutive quarters ended December 31, 2015, total operating expenses represented 1.7% of average invested assets and we had a net loss of $16.9 million. Operating expenses for the four fiscal quarters ended December 31, 2015 did not exceed the charter-imposed limitation.

Liquidation or Listing Policy. We anticipate providing our stockholders with a liquidity event or events by some combination of the following: (i) liquidating all, or substantially all, of our assets and distributing the net proceeds to our stockholders; or (ii) listing of our shares for trading on an exchange. Our board anticipates evaluating a liquidity event within three to six years after the termination of our primary public offering in December 2013, subject to then prevailing market conditions. If we do not begin the process of liquidating our assets or listing our shares by December 2019, upon the request of stockholders holding 10% or more of our outstanding shares of common stock, our charter requires that we hold a stockholder meeting to vote on a proposal for our orderly liquidation unless a majority of our board of directors and a majority of our independent directors vote to defer the meeting beyond December 2019. Prior to any stockholder meeting, our directors would evaluate whether to recommend the proposal to our stockholders and, if they so determine, would recommend the proposal and their reasons for doing so. The proposal would include information regarding appraisals of our portfolio. If our stockholders did not approve the proposal, we would obtain new appraisals and resubmit the proposal to our stockholders up to once every two years upon the written request of stockholders owning 10% of our outstanding common stock.

Once we commence liquidation, we would begin an orderly sale of our properties and other assets. The precise timing of such sales will depend on the prevailing real estate and financial markets, the economic conditions in the areas where our properties are located and the federal income tax consequences to our stockholders. In making the decision to liquidate or apply for listing of our shares, our directors will try to determine whether liquidating our assets or listing our shares will result in greater value for stockholders.

Policy regarding Transactions with Affiliates. Our charter requires our conflicts committee, which consists of all of our independent directors, to review and approve all transactions between us and our advisor, any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of the conflicts committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Conduct and Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to our interests and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to a designated compliance officer, currently our Chief Legal Officer, or, if the compliance officer is affected by the conflict, directly to the Chairman of our conflicts committee.

Certain Transactions with Related Persons

The conflicts committee has reviewed the material transactions between our affiliates and us since the beginning of 2014 as well as any such currently proposed transactions. Set forth below is a description of such transactions and the conflicts committee’s report on their fairness.

Our executive officers, Alan F. Feldman, Kevin M. Finkel, Steven R. Saltzman, Shelle Weisbaum, and David E. Bloom, are also executive officers of our advisor, Resource Real Estate Opportunity Advisor, LLC, and our property manager, Resource Real Estate Opportunity Manager, LLC. Each of these individual are also employed by Resource America, Inc. (“RAI”), which indirectly owns our advisor, our property manager, and the dealer manager of our private offering and our initial public offering, Resource Securities, Inc. Mr. Feldman, who is also one of our directors, Mr. Finkel, and Jonathan Z. Cohen, the Chairman of our board of directors, are the managers of our advisor and our property manager. In addition, Mr. Cohen is the President and Chief Executive of RAI. Mr. Cohen is also the son of the Chairman of RAI, Edward E. Cohen.

Our Relationship with our Advisor

We have entered into an advisory agreement with our advisor pursuant to which our advisor is responsible for managing, operating, directing and supervising the operations and administration of us and our assets. Pursuant to the terms of the advisory agreement, our advisor is entitled to specified fees upon the provision of certain services, including payment of acquisition fees, asset management fees, disposition fees, debt financing fees and reimbursement of certain expenses related to our offerings and our operations, including organization and offering expenses, acquisition expenses and operating expenses.

We pay our advisor an acquisition fee of 2.0% of the cost of investments acquired plus any capital expenditure reserves allocated, or the amount funded by us to acquire loans, including acquisition expenses and any debt attributable to such investments. For the years ended December 31, 2014 and 2015, our advisor earned approximately $8.6 million and $5.2 million, respectively, in acquisition fees, all of which had been paid to our advisor as of December 31, 2015.

We pay our advisor a monthly asset management fee equal to one-twelfth of 1.0% of the higher of the cost or the independently appraised value of each asset, without deduction for depreciation, bad debts or other non-cash reserves. The asset management fee is based only on the portion of the costs or value attributable to our investment in an asset if we do not own all or a majority of an asset and do not manage or control the asset. For the years ended December 31, 2014 and 2015, our advisor earned approximately $7.3 million and $10.2 million, respectively, in asset management fees, all of which had been paid to our advisor as of December 31, 2015.

We may pay our advisor a disposition fee in connection with the sale of a property equal to the lesser of one-half of the aggregate brokerage commission paid, or if none is paid, 2.75% of the contract sales price. For the years ended December 31, 2014 and 2015, our advisor earned approximately $422,000 and $1.1 million, respectively, in disposition fees, all of which had been paid to our advisor as of December 31, 2014.

We pay our advisor a debt financing fee upon obtaining any debt financing for which our advisor provided substantial services equal to 0.5% of the amount available under the obtained financing. For the years ended December 31, 2014 and 2015, our advisor earned approximately $1.6 million and $697,000, respectively, in debt financing fees, all of which had been paid to our advisor as of December 31, 2015.

We also reimburse our advisor for expenses incurred in connection with providing other services to us, including our allocable share of costs for advisor personnel and overhead, and out of pocket expenses incurred in connection with the selection and acquisition of properties or other real estate related debt investments, whether or not we ultimately acquire the investment. However, we do not reimburse our advisor or its affiliates for employee costs in connection with services for which our advisor earns acquisition or disposition fees. For the year ended December 31, 2014, our advisor charged $2.2 million to us for these operating expenses. Included in the operating expenses reimbursed to our advisor during the year ended December 31, 2014 was $314,792 for a portion of the salary paid in 2014 to Alan F. Feldman, our Chief Executive Officer, $59,551 for a portion of the salary paid in 2014 to Steven R. Saltzman, our Chief Financial Officer, $342,657 for a portion of the salary paid in 2014 to Kevin M. Finkel, our President and Chief Operating Officer, $53,440 for a portion of the salary paid in 2014 to Shelle Weisbaum, our Chief Legal Officer, Senior Vice President and Secretary, and $31,346 for a portion of the salary paid in 2014 to David E. Bloom, our Senior Vice President. For the year ended December 31, 2015, our advisor charged $3.7 million to us for these operating expenses. Included in the operating expenses reimbursed to our advisor during the year ended December 31, 2015 was $566,669 for a portion of the salary paid in 2015 to Mr. Feldman, $175,065 for a portion of the salary paid in 2015 to Mr. Saltzman, $562,916 for a portion of the salary paid in 2015 to Mr. Finkel, $76,075 for a portion of the salary paid in 2015 to Ms. Weisbaum, and $62,339 for a portion of the salary paid in 2015 to Mr. Bloom. As of December 31, 2015, a total of approximately $286,000 of these advances from our advisor for operating costs were unpaid and due to our advisor.

The conflicts committee considers our relationship with our advisor during 2015 to be fair. The conflicts committee believes that the amounts paid and payable to the advisor under the advisory agreement are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation is necessary in order for our advisor to provide the desired level of services to us and our stockholders.

Our Relationship with our Property Manager

We have entered into a management agreement with our property manager pursuant to which it manages real estate properties and real estate-related debt investments and coordinates the leasing of, and manages construction activities related to, some of our real estate properties. Pursuant to the terms of the management agreement, our property manager is entitled to specified fees upon the provision of certain services, including payment of a construction management fee and property management/debt servicing fees. For the year ended December 31, 2014, our property manager earned approximately $3.7 million and $1.7 million in property management fees and construction management fees, respectively. For the year ended December 31, 2015, our property manager earned approximately $4.7 million and $1.9 million in property management fees and construction management fees, respectively. As of December 31, 2015, a total of approximately $440,000 of property management fees was unpaid and due to our property manager.

We pay our property manager a debt servicing fee of 2.75% on payments received from our debt investments. For the year ended December 31, 2014, our property manager earned approximately $8,000 in debt servicing fees. For the year ended December 31, 2015, our property manager earned approximately $33,000 in debt servicing fees. All debt servicing fees had been paid to our property manager as of December 31, 2015.

During the ordinary course of business, our property manager or other affiliates of RAI may pay certain shared information technology fees and operating expenses on our behalf. Information technology fees and reimbursable expenses paid to our property manager or its affiliates during the year ended December 31, 2014 totaled approximately $276,000 and $306,000, respectively. Information technology fees and reimbursable expenses paid to our property manager or its affiliates during the year ended December 31, 2015 totaled approximately $278,000 and $365,000, respectively. Reimbursable expenses payable to our property manager or its affiliates as of December 31, 2015 totaled approximately $459,000.

The conflicts committee believes that this arrangement with our property manager is fair and reasonable and on terms and conditions no less favorable to us than those available from unaffiliated third parties.

Other Transactions involving Affiliates

We have also made payment for legal services to the law firm of Ledgewood P.C. (“Ledgewood”). Until 1996, the Chairman of RAI was of counsel to Ledgewood. In connection with the termination of his affiliation with Ledgewood and its redemption of his interest, the Chairman of RAI continues to receive certain payments from Ledgewood. Until March 2006, a current executive of RAI was the managing member of Ledgewood. This executive remained of counsel to Ledgewood through June 2007, at which time he became an Executive Vice President of RAI. In connection with his separation, this executive was entitled to receive payments from Ledgewood through 2013. For the year ended December 31, 2014, we paid legal fees to Ledgewood of approximately $143,000. For the year ended December 31, 2015, we paid legal fees to Ledgewood of approximately $169,000.

We utilize the services of a printing company, Graphic Images, LLC (“Graphic Images”), whose principal owner is the father of RAI’s Chief Financial Officer. We paid to Graphic Images approximately $37,000 for printing services during the year ended December 31, 2014. We paid to Graphic Images approximately $59,000 for printing services during the year ended December 31, 2015.

The properties in our portfolio participate in insurance pools with other properties directly and indirectly managed by RAI for both property insurance and general liability. RAI holds the escrow funds related to the insurance pool on its books. The insurance pool covers losses up to $2.5 million for property losses and the first $25,000 of each general liability loss up to an annual maximum of $1.0 million. Catastrophic insurance would cover property losses in excess of the insurance pool up to $140.0 million.

April 18, 2016	The Conflicts Committee of the Board of Directors: Lee F. Shlifer (Chairman), Andrew Ceitlin and Gary Lichtenstein

Nomination of Directors

General

We do not have a standing nominating committee. However, our conflicts committee is responsible for identifying and nominating replacements for vacancies among our independent director positions. Our board of directors believes that the primary reason for creating a standing nominating committee is to ensure that candidates for independent director positions can be identified and their qualifications assessed under a process free from conflicts of interest with us. Because nominations for vacancies in independent director positions are handled exclusively by a committee composed only of independent directors, our board of directors has determined that the creation of a standing nominating committee is not necessary. Nominations for replacements for vacancies among non-independent director positions are considered and made by the full board of directors. We do not have a charter that governs the director nomination process.

Board Membership Criteria

With respect to filling vacancies for independent director positions, the conflicts committee reviews the appropriate experience, skills and characteristics required of directors in the context of the then-current membership of the board of directors. The full board of directors annually conducts a similar review with respect to all director nominations. This assessment includes, in the context of the perceived needs of the board of directors at that time, issues of knowledge, experience, judgment and skills, such as an understanding of the real estate and real estate finance industry or accounting or financial management expertise. The board of directors seeks to nominate directors with diverse backgrounds, experiences and skill sets that complement each other so as to maximize the collective knowledge, experience, judgment and skills of the entire board of directors. The board of directors assesses its effectiveness in achieving this goal annually, in part, by reviewing the diversity of the skill sets of the directors and determining whether there are any deficiencies in the board of directors’ collective skill set that should be addressed in the nominating process. The board of directors made such an assessment in connection with director nominations for the 2016 annual stockholders’ meeting and determined that the composition of the current board of directors satisfies its diversity objectives.

Other considerations in director nominations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of time in preparation for those meetings. It also is expected that independent directors nominated by the conflicts committee will be individuals who possess a reputation and hold positions or affiliations befitting a director of a publicly held company and who are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage.

Selection of Directors

Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders, provided that the conflicts committee must nominate replacements for any vacancies among the independent director positions. All director nominees stand for election by the stockholders annually.

In nominating candidates for the board of directors, the board of directors (or the conflicts committee, as appropriate) solicits candidate recommendations from its own members and from the management of our advisor. The board of directors and the conflicts committee may also engage the services of a search firm to assist in identifying potential director nominees.

The board of directors and the conflicts committee will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered for nomination, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” on page 21. In evaluating the persons recommended as potential directors, the board of directors (or the conflicts committee, as appropriate) will consider each candidate without regard to the source of the recommendation and take into account those factors that they determine are relevant. Stockholders may directly nominate potential directors (without the recommendation of the committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 2.12 of our bylaws. Any stockholder may request a copy of our bylaws free of charge by calling 1-866-469-0129.

Stockholder Communications with the Board of Directors

We have established several means for stockholders to communicate concerns to the board of directors. If the concern relates to our financial statements, accounting practices, or internal controls, stockholders should submit the concern in writing to the chairman of our audit committee in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics, or corporate conduct, stockholders should submit the concern in writing to the chairman of our conflicts committee in care of our Secretary at our headquarters address. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Secretary.

Stockholders also may communicate concerns with our directors at our annual meeting. Although we do not have a policy regarding the attendance of our directors at annual meetings of our stockholders, we expect that the Chairman of our Board will be present at all such meetings. We expect all of our directors to be present at our 2016 annual meeting. All of our directors were present, in person or via telephone, at our 2015 annual meeting.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2016 annual meeting and are being nominated for re-election to serve until the 2017 annual meeting and until his or her successor is elected and qualified.

Name*	Age**	Positions
Jonathan Z. Cohen	45	Chairman of the Board
Alan F. Feldman	52	Chief Executive Officer and Director
Kevin M. Finkel	44	Chief Operating Officer and President
Steven R. Saltzman	52	Chief Financial Officer, Senior Vice President and Treasurer
Shelle Weisbaum	55	Chief Legal Officer, Senior Vice President and Secretary
David E. Bloom	51	Senior Vice President
Andrew Ceitlin	42	Independent Director
Gary Lichtenstein	67	Independent Director
Lee F. Shlifer	67	Independent Director

*	The address of each executive officer and director listed is 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103.
**	As of April 1, 2016.

Jonathan Z. Cohen has been our Chairman of the Board since October 2009 and one of our directors since our formation in June 2009. Mr. Cohen has also served as a manager of our advisor since its formation in June 2009. In addition, Mr. Cohen has served since October 2012 as Chairman and since September 2012 as a director of Resource Real Estate Opportunity REIT II, Inc. (“Resource Opportunity REIT II”) and as a manager of Resource Real Estate Opportunity Advisor II, LLC (“Resource Opportunity Advisor II”), respectively. Mr. Cohen has served as Chairman and a director of Resource Real Estate Innovation Office REIT, Inc. (“Resource Office REIT”) since June 2014. Mr. Cohen has also served as a manager of RRE Innovation Office Advisor, LLC (“Resource Office Advisor”) since its formation in June 2014. Mr. Cohen served as Chairman of the Board and a director of Resource Apartment REIT III, Inc. (“Resource Apartment REIT III”) from July 2015 to January 2016. Mr. Cohen has also served as a manager of Resource Apartment Advisor III, LLC (“Resource Apartment Advisor III”) since July 2015. Mr. Cohen has also served as Chairman and a director of Resource Real Estate Management, LLC since August 2007. Mr. Cohen has also served as Chairman and a director of Resource Real Estate Management, LLC since August 2007. Mr. Cohen is a director of and has been President since 2003 and Chief Executive Officer since May 2004 of RAI and has held prior lesser positions in that company since 1999. In addition, as a result of his positions within RAI, Mr. Cohen serves as a director for various wholly owned subsidiaries of RAI and its affiliates. Mr. Cohen also is Chief Executive Officer, President and a Director of Resource Capital Corp., Chairman of Atlas Energy, LP and Vice Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC. Mr. Cohen is the son of the Chairman of RAI, Mr. Edward E. Cohen. Mr. Cohen received his Bachelor of Arts degree from the University of Pennsylvania, and his Juris Doctor degree from American University’s Washington College of Law.

The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Cohen, in light of his extensive company-specific operational, finance and market experience, his leadership abilities, and his expertise in the acquisition and ownership of discounted commercial real estate and real estate-related debt, to serve as one of our directors.

Alan F. Feldman has been our Chief Executive Officer and director since our formation in June 2009. Mr. Feldman has also served as the Chief Executive Officer and Manager of our advisor since its formation in June 2009. Mr. Feldman has served as Chief Executive Officer and a director of Resource Office REIT since July 2014. Mr. Feldman has also served as the Chief Executive Officer and a manager of Resource Office Advisor since July 2014. In addition, Mr. Feldman has served as a director and Chief Executive Officer of Resource Opportunity REIT II since September 2012 and October 2012, respectively, and Resource Real Estate since May 2004, as the Chief Executive Officer and manager of Resource Opportunity Advisor II since October 2012, as the Chief Executive Officer and manager of Resource Apartment Advisor III since July 2015, as President and a director of Resource

Real Estate Management, LLC since August 2007, and as a Senior Vice President of RAI since August 2002. Mr. Feldman has served as the Chief Operating Officer and President of Resource Apartment REIT III since January 2016, and he served as Chief Executive Officer and a director of Resource Apartment REIT III from July 2015 to January 2016. In addition, as a result of his positions within RAI, Mr. Feldman serves as a director for various wholly owned subsidiaries of RAI and its affiliates. From 1998 to 2002, Mr. Feldman was a Vice President at Lazard Freres & Co., an investment banking firm specializing in real estate matters. From 1992 through 1998, Mr. Feldman was an Executive Vice President of the Pennsylvania Real Estate Investment Trust and its predecessor, The Rubin Organization. From 1990 to 1992, Mr. Feldman was a director at Strouse, Greenberg & Co., a regional full service real estate company. From 1986 through 1988, Mr. Feldman was an engineer at Squibb Corporation. Mr. Feldman received a Bachelor of Science degree and Master of Science degree from Tufts University, and a Master of Business Administration, Real Estate and Finance concentration degree from The Wharton School, University of Pennsylvania.

The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Feldman, in light of his day-to-day company-specific operational experience, significant finance and market experience, and his real estate investment trust experience, to serve as one of our directors.

Kevin M. Finkel has been our Chief Operating Officer and President since our formation in June 2009. He is also the Chief Operating Officer and President of Resource Opportunity REIT II, positions he has held since October 2012. Mr. Finkel has also served as President and manager of our advisor since its formation in June 2009 and has held similar positions with Resource Opportunity Advisor II and Resource Apartment Advisor III since October 2012 and July 2015, respectively. Mr. Finkel has served as a director, Chief Operating Officer and President of Resource Office REIT since July 2014. Mr. Finkel has also served as the Chief Executive Officer and a manager of Resource Office Advisor since July 2014. Mr. Finkel has served as the Chief Executive Officer and a director of Resource Apartment REIT III since January 2016, and he served as Chief Operating Officer and President of Resource Apartment REIT III from July 2015 to January 2016. In addition, Mr. Finkel has served as Executive Vice President since January 2008 and Director of Acquisitions since May 2004 of Resource Real Estate. Mr. Finkel joined RAI in November 2002, and has been a Vice President of RAI from April 2006 through 2013 and is currently a Senior Vice President of Resource America. Prior to joining Resource Capital, Mr. Finkel was an investment banker at Barclays Capital and its predecessors from 1998 to 2000 and at Deutsche Bank Securities from 1994 to 1998. Mr. Finkel received a Bachelor of Arts degree with Honors in Economics from the University of Pennsylvania, and a Master of Business Administration degree from the UCLA Anderson School of Management.

Steven R. Saltzman has been our Chief Financial Officer, Senior Vice President and Treasurer since June 2009. Mr. Saltzman has also served as Chief Financial Officer, Senior Vice President and Treasurer for our advisor since its formation in June 2009 and in the same capacities for Resource Opportunity REIT II and Resource Opportunity Advisor II since October 2012, for Resource Office REIT and Resource Office Advisor since July 2014 and for Resource Apartment REIT III and Resource Apartment Advisor III since July 2015. In addition, Mr. Saltzman has served as Senior Vice President and Chief Financial Officer of Resource Real Estate since January 2014; he previously held the positions of Vice President and Controller since May 2004. He is also Vice President of Finance of Resource Real Estate Management, LLC, since August 2007. From 1999 to 2003, Mr. Saltzman was Controller at WP Realty, Inc., a regional developer and property manager specializing in community shopping centers. Mr. Saltzman began his real estate career in 1988 as a Property Controller at The Rubin Organization, a predecessor to the Pennsylvania Real Estate Investment Trust. Mr. Saltzman began his professional career at Price Waterhouse from 1985 to 1988. Mr. Saltzman earned a Bachelor of Science degree from The Wharton School, University of Pennsylvania. Mr. Saltzman is both a Certified Public Accountant and a Certified Management Accountant.

Shelle Weisbaum has been our Chief Legal Officer, Senior Vice President and Secretary since June 2009. Ms. Weisbaum has also served as Chief Legal Officer, Senior Vice President and Secretary of our advisor since its formation in June 2009. Ms. Weisbaum has been Chief Legal Officer, Senior Vice President and Secretary of Resource Opportunity REIT II and Resource Opportunity Advisor II since October 2012. Ms. Weisbaum has been Chief Legal Officer, Senior Vice President and Secretary of Resource Office REIT and Resource Office Advisor since July 2014. Ms. Weisbaum has been Chief Legal Officer, Senior Vice President and Secretary of Resource Apartment REIT III and Resource Apartment Advisor III since July 2015. Ms. Weisbaum has also served as Senior Vice President, since January 2014, and General Counsel and Secretary, since August 2007, of Resource Real Estate. Previously she held the position of Vice President of Resource Real Estate from August 2007 to December

2013. She has also served as Vice President and Secretary of Resource Real Estate Management, LLC since August 2007. Ms. Weisbaum joined Resource Real Estate in October 2006 from Ledgewood Law, a Philadelphia-based law firm, where she practiced commercial real estate law from 1998 to 2006 as an associate and later as a partner of the firm. Prior to Ledgewood, from 1987 to 1998, Ms. Weisbaum was Vice President and Assistant General Counsel at the Philadelphia Stock Exchange. Ms. Weisbaum received a Bachelor of Science degree in Business Administration from Boston University and a Juris Doctor degree from Temple University.

David E. Bloom has been our Senior Vice President since our formation in June 2009. Mr. Bloom has also served as the Senior Vice President of our advisor since its formation in June 2009. He has also acted as Senior Vice President of Resource Opportunity REIT II and Resource Opportunity Advisor II since October 2012. Mr. Bloom has also acted as Senior Vice President of Resource Office REIT and Resource Office Advisor since July 2014. Mr. Bloom has acted as Senior Vice President of Resource Apartment REIT III and Resource Apartment Advisor III since July 2015. In addition, Mr. Bloom has served as President and a director of Resource Real Estate since May 2004, and as Senior Vice President of RAI, a position he has held since September 2001. Mr. Bloom joined RAI from Colony Capital, LLC, a Los Angeles-based real estate fund, where he was a Senior Vice President, as well as a Principal of Colony Capital Asia Pacific from 1999 to 2001. From 1998 to 1999, Mr. Bloom was a director at Sonnenblick-Goldman Company, a New York based real estate investment bank. From 1992 to 1998, Mr. Bloom practiced law in the real estate and corporate departments of Wilkie Farr & Gallagher in New York and Drinker Biddle & Reath in Philadelphia. Prior to practicing law, Mr. Bloom began his real estate career in 1987 as an acquisitions and development associate with Strouse, Greenberg & Company, a regional full-service real estate company. Mr. Bloom received a Bachelor of Arts degree in Government from Ursinus College and a Juris Doctor degree from Rutgers University School of Law.

Andrew Ceitlin has been one of our directors since February 2014. Mr. Ceitlin has also served as a director of Resource Office REIT since March 2015. Mr. Ceitlin has served as the Vice President and Senior Corporate Counsel for Tishman Construction Corporation, an AECOM company, since June 2010. Prior to joining Tishman Construction Corporation, Mr. Ceitlin served as legal counsel for Bovis Lend Lease Holdings, Inc. from May 2007 to June 2010. Prior to joining Bovis Lend Lease Holdings, Inc., Mr. Ceitlin was an associate attorney at Peckar & Abramson, P.C., a law firm specializing in construction law. Mr. Ceitlin is a licensed member of the New York State Bar and has practiced law for over 13 years. He holds a Bachelor’s degree in political science from The Ohio State University and a Juris Doctor degree from New York Law School.

The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Ceitlin, in light of his significant experience in the legal and real estate markets and his expertise in construction law, to serve as one of our directors.

Gary Lichtenstein has been one of our directors since September 2009. Mr. Lichtenstein has also served as an independent director for Resource Real Estate Opportunity REIT II since November 2013. Mr. Lichtenstein served as a partner of Grant Thornton LLP, a registered public accounting firm, from 1987 to July 2009. He worked at Grant Thornton LLP from 1974 to 1977 and served as a manager at Grant Thornton LLP from 1977 to 1987. Prior to joining Grant Thornton LLP, Mr. Lichtenstein served as an accountant for Soloway & von Rosen CPA from 1970 to 1974 and for Touche Ross Bailey & Smart from 1969 to 1970. Mr. Lichtenstein serves on the Executive Board of the Diabetes Partnership of Cleveland. He received his Bachelor of Business Administration and his Juris Doctor degree from Cleveland State University.

The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Lichtenstein, in light of his public company accounting and financial reporting expertise, to serve as one of our directors.

Lee F. Shlifer has been one of our directors since September 2009. Mr. Shlifer has also served as a director of Resource Apartment REIT III since January 2016. Mr. Shlifer has served as founder, President and broker for Signature Investment Realty, Inc., an investment brokerage and management/consulting firm that emphasizes the acquisition and management of multifamily apartment buildings, since 1985. Prior to founding Signature Investment Realty, Inc., he served as Vice President of Marketing for Spencer Industries from 1979 to 1981. In addition, Mr. Shlifer served as a psychotherapist for the Eastern Pennsylvania Psychiatric Institute from 1978 to 1979. Mr. Shlifer is a member of the board of directors of ELIT, a non-profit organization that operates schools in India and Pakistan to teach impoverished women basic computer skills. He received his Bachelor of Arts degree from the University of Pennsylvania and his Masters of Arts degree in Clinical Psychology from The New School for Social Research.

The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Shlifer, in light of his significant finance and real estate market experience and his expertise in the acquisition and management of multifamily apartment buildings, to serve as one of our directors.

Compensation of Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are also officers of our advisor and its affiliates and are compensated by these entities, in part, for their services to us. Under the terms of our advisory agreement, our advisor is responsible for providing our day-to-day management, subject to the authority of our board of directors. See “– The Conflicts Committee – Report of the Conflicts Committee – Certain Transactions with Related Persons” for a discussion of the fees paid and expenses reimbursed to our advisor and its affiliates in connection with managing our operations.

Compensation of Directors

We have provided below certain information regarding compensation paid to or earned by our directors during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Jonathan Z. Cohen (1)	—	—	—
Alan F. Feldman (1)	—	—	—
Andrew Ceitlin	$49,500	—	$49,500
Gary Lichtenstein	$61,000	—	$61,000
Lee F. Shlifer	$55,000	—	$55,000

(1)	Directors who are not independent of us do not receive compensation for services rendered as a director.

Cash Compensation

We pay each of our independent directors:

•	an annual retainer of $35,000 ($40,000 for the chairman of the audit committee);

•	$1,000 per each board meeting attended in person;

•	$1,000 per each committee meeting attended in person, except that the chairman of the committee is paid $2,000 for each meeting attended in person;

•	$500 per each board meeting attended by telephone; and

•	$500 per each committee meeting attended by telephone, except that the chairman of the committee is paid $1,000 for each meeting attended by telephone.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of our common stock as of April 22, 2016 for each person or group that holds more than 5% of our common stock, for each director and executive officer and for our directors and executive officers as a group. To our knowledge, each person listed below that beneficially owns our shares has sole voting and dispositive power with regard to such shares and has not pledged any of the shares as security.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent of All Shares(3)
Resource Real Estate Opportunity Advisor, LLC	291,806	(2)	0.4%
Jonathan Z. Cohen, Chairman of the Board	304,334	(2)	0.4%
Alan F. Feldman, Chief Executive Officer and Director	298,673	(2)(4)	0.4%
Kevin M. Finkel, Chief Operating Officer and President	292,946	(2)(5)	0.4%
Steven R. Saltzman, Chief Financial Officer, Senior Vice President and Treasurer	278		*
Shelle Weisbaum, Chief Legal Officer, Senior Vice President and Secretary	—		—
David E. Bloom, Senior Vice President	—		—
Gary Lichtenstein, Independent Director	1,283		*
Lee F. Shlifer, Independent Director	—		—
Andrew Ceitlin, Independent Director	—		—
All directors and officers as a group	313,902		0.4%

*	Less than 0.1%
(1)	The address for each beneficial owner is 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103.
(2)	As of April 22, 2016, Resource Real Estate Opportunity Advisor, LLC owns 291,806 shares of our outstanding common stock. Our advisor is controlled by Jonathan Z. Cohen, Alan F. Feldman and Kevin M. Finkel. Our advisor exchanged 4,500 shares of common stock for 45,000 shares of our convertible stock and purchased 4,068 shares of our convertible stock that remain unsold upon completion of our private offering. In March 2011, five convertible shares were purchased by an eligible investor thereby reducing our advisor’s balance by these shares. The actual number of shares of common stock that will be issuable upon conversion of the convertible stock, if any, is indeterminable at this time.
(3)	Based on 71,904,441 shares of common stock outstanding as of April 22, 2016.
(4)	Includes 6,867 shares held by an IRA for the benefit of Mr. Feldman.
(5)	Includes 1,140 shares held by an IRA for the benefit of Mr. Finkel.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we are required to identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to these reporting requirements filed the reports on a timely basis in 2015.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all five members of our board of directors. Those persons elected will serve as directors until the 2017 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

•	Jonathan Z. Cohen
•	Alan F. Feldman
•	Gary Lichtenstein
•	Lee F. Shlifer
•	Andrew Ceitlin

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided on pages 15 through 17.

Vote Required

Under our charter, a majority of the shares present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR all of the director nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet, (2) by telephone or (3) by mail, using the enclosed proxy card. Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL

NOMINEES LISTED FOR REELECTION AS DIRECTORS.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting must be received by our secretary, Shelle Weisbaum, at our executive offices no later than December 30, 2016. However, if we hold our annual meeting before June 21, 2017 or after August 20, 2017, stockholders must submit proposals for inclusion in our 2016 proxy statement within a reasonable time before we begin to print our proxy materials. The mailing address of our executive offices is 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103. If a stockholder wishes to present a proposal at the 2017 annual meeting, whether or not the proposal is intended to be included in the 2017 proxy materials, our bylaws require that the stockholder give advance written notice to our secretary by January 29, 2017.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.

P.O. Box 55909 Boston, MA 02205-5909 Your Vote is Important! Vote by Internet Please go to the electronic voting site at www.2voteproxy.com/rreo. Follow the on-line instructions. If you vote by internet, you do not have to return your proxy card. Vote by Telephone Please call us toll free at 1-800-830-3542, and follow the instructions provided. If you vote by telephone, you do not have to return your proxy card. Vote by Mail Mark, sign and date your proxy card and return it promptly. Please ensure the address below shows through the window of the enclosed postage-paid return envelope. Proxy Tabulator P.O. Box 55909 Boston, MA 02205?5908 RESOURCE REAL ESTATE OPPORTUNITY REIT, INC. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RESOURCE REAL ESTATE OPPORTUNITY REIT, INC. The undersigned hereby constitutes and appoints Alan Feldman and Shelle Weisbaum, or either of them, his/her proxies, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or either of them, to vote all of the shares of common stock of Resource Real Estate Opportunity REIT, Inc. held of record by the undersigned on April 22 , 2016, at the Annual Meeting of Stockholders of Resource Real Estate Opportunity REIT, Inc. to be held Thursday, July 21, 2016 and at any and all adjournments thereof as indicated on the reverse. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. This proxy, when properly executed, will be voted in the manner specified above by the named proxies. If no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1. Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature of Stockholder Dated Signature if held jointly Dated RRE16—V1

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 21, 2016: Our proxy statement, form of proxy card and 2015 annual report to stockholders are also available at www.ResourceREIT.com/investor-relations.php. Your Vote is Important! Please mark your choice like this X in blue or black ink. The Board of Directors recommends a vote FOR each nominee. 1. Election of Directors (1) Jonathan Z. Cohen (4) Lee F. Shlifer (2) Alan F. Feldman (5) Andrew Ceitlin (3) Gary Lichtenstein FOR WITHHOLD FOR ALL ALL ALL EXCEPT* * To withhold authority to vote for any Individual nominee(s), write the number of the nominee(s) in the box below. I plan to attend the meeting RRE16—V1